Exhibit 4.13

NEITHER THIS UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE NOR ANY OF THE SECURITIES ISSUABLE HEREUNDER HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT” ), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES, AND THEY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OF HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA OR ANY OTHER STATE AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SUCH SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE OR SUCH PROVISIONS OF THE CORPORATIONS CODE OF ANY SUCH OTHER STATE. THE RIGHTS OF THE HOLDER OF THIS UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

IN ACCORDANCE WITH THE TERMS OF A SUBORDINATION AGREEMENT, DATED AS OF JULY 1, 2010 (THE “SUBORDINATION AGREEMENT”), BY AND AMONG THE HOLDERS (AS DEFINED HEREIN), THE COMPANY (AS DEFINED HEREIN) AND OXFORD FINANCE CORPORATION (THE “SENIOR LENDER”), THE HOLDER HAS SUBORDINATED THE INDEBTEDNESS EVIDENCED BY THIS UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE (AND ALL PAYMENT AND ENFORCEMENT PROVISIONS HEREIN)( THE “NOTE”) AND ANY SECURITY INTEREST OR LIEN THAT THE HOLDER MAY HAVE IN ANY PROPERTY OF THE COMPANY TO THE INDEBTEDNESS OWED BY THE COMPANY TO SENIOR LENDER AND THE SECURITY INTEREST OF SENIOR LENDER IN THE ASSETS OF THE COMPANY, NOTWITHSTANDING THE RESPECTIVE DATES OF ATTACHMENT OR PERFECTION OF THE SECURITY INTEREST OF THE HOLDER AND SENIOR LENDER. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THE NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT SHALL CONTROL.

$	San Diego, California
[Date]

ZOGENIX, INC.

UNSECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE

ZOGENIX, INC., a Delaware corporation (the “Company”), for value received, hereby promises to pay to                              or its registered assigns (the “Holder”), the principal amount of                                          Dollars ($                      ) (the “Issue Price”), together with interest on the unpaid amount thereof in accordance with the terms hereof, from the date hereof until paid or converted in accordance with the terms of this Unsecured Subordinated Convertible Promissory Note (this “Note”). This Note is one of a series of notes (the “Notes”) issued pursuant to that certain Note Purchase Agreement dated July 1, 2010 by and between the Company and the entities and persons listed on the Schedule of Investors thereto (the “Agreement”), and the Holder and the Company shall be bound by all the terms, conditions and provisions of the Agreement.

1. Unsecured Subordinated Convertible Promissory Note.

1.1 Interest Rate. The rate of interest hereunder (“Interest Rate”) shall equal eight percent (8%) per annum, and shall be computed on the basis of a 365 day year for the actual number of days elapsed, provided that in no event shall the Interest Rate be less than the minimum rate of interest required in order to avoid the imputation of interest for federal income tax purposes.

1.2 Payment. Subject to the provisions of Section 2 regarding conversion of this Note, the Issue Price plus all accrued but previously unpaid interest thereon shall become due and payable on [Date] (“Maturity Date”). Payment shall be made at the offices of the Holder, or such other place as the Holder shall have designated to the Company in writing, in lawful money of the United States of America.

1.3 Prepayment. This Note may not be prepaid prior to the Maturity Date, in whole or in part, without the written consent of the holders constituting sixty-seven percent (67%) of the outstanding principal amount of and accrued interest on all of the Notes (the “Required Holders”).

2. Conversion.

2.1 Automatic Conversion. In the event the Company completes, prior to the Maturity Date, a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), in which the Company receives aggregate gross proceeds of not less than Forty Million Dollars ($40,000,000), excluding the conversion of the Notes (a “Qualified IPO”), the Issue Price plus all accrued and previously unpaid interest thereon shall be automatically converted into that number of fully paid and nonassessable shares of the Company’s Common Stock as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by the public price per share of the Common Stock sold in the Qualified IPO. Any fraction of a share will be rounded down to the next whole share of Common Stock. The shares of Common Stock shall be issued contemporaneously with, but in a separate transaction from, the closing of the Qualified IPO, and shall be deemed to be “restricted securities” as further described in Section 3.6 of the Agreement.

2.2 Optional Conversion at Election of Holder. In the event that a Qualified IPO has not occurred prior to the Maturity Date, the Required Holders may elect, on behalf of all holders of the Notes, to receive the following effective as of the Maturity Date: (i) the repayment of this Note in accordance with Section 1.2 above; or (ii) that number of fully paid and nonassessable shares of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by $1.10 (subject to any stock splits, sub-divisions, stock dividends, combinations and the like affecting the Series B Preferred Stock). The Company agrees to use commercially reasonable efforts to obtain the requisite approvals to authorize sufficient Series B Preferred Stock in the event of any such conversion pursuant to this Section 2.2 or Section 2.3 below. Holder acknowledges that any such election by the Required Holders in accordance with this Section 2.2 or Section 2.3 below shall be binding upon Holder.

2.3 Election of Holder Upon a Deemed Liquidation Event. Upon the occurrence of a Deemed Liquidation Event (as defined in the Company’s Fourth Amended and Restated Certificate of Incorporation, as may be amended from time to time) prior to the Maturity Date, the Required Holders may elect, on behalf of all holders of the Notes, to receive the following: (i) the repayment of this Note in accordance with Section 1.2 above; or (ii) that number of fully paid and nonassessable shares of the Company’s B Preferred Stock as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by $1.10 (subject to any stock splits, sub-divisions, stock dividends, combinations and the like affecting the Series B Preferred Stock). Holder acknowledges that any such election by the Required Holders in accordance with this Section 2.3 or Section 2.2 above shall be binding upon Holder. The Company shall provide the Holder with written notice of a Deemed Liquidation Event at least ten (10) days prior to the occurrence of such event, which notice shall describe the material terms and conditions of such Deemed Liquidation Event.

2.4 Termination of Rights Upon Conversion. Upon conversion of this Note, the Holder of this Note shall have no further rights under this Note, whether or not this Note is surrendered.

2.5 Delivery of Stock Certificates. As promptly as practicable after any conversion of this Note and its surrender for cancellation by the Holder, the Company, at its expense, shall issue and deliver to the Holder of this Note a certificate or certificates evidencing the number of full equity securities issuable to Holder upon any such conversion.

3. Subordination.

The Holder acknowledges that the indebtedness evidenced by this Note is subject to that certain Subordination Agreement by and among the holders of the Notes and Oxford Finance Corporation dated as of the date hereof.

4. Miscellaneous.

4.1 Limitations on Disposition. The Holder agrees not to make any disposition of this Note or any equity securities issued upon conversion of this Note (the “Securities”), unless and until (i) the transferee has agreed in writing for the benefit of the Company to be bound by this Section 4.1 and the other provisions of this Note as if such transferee were the original Holder hereof, provided and to the extent such provisions are then applicable, and (ii) (A) there is then in effect a registration statement under the Securities Act, covering such proposed disposition and such disposition is made in accordance with such registration statement, or (B) the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at its expense, with either (x) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Securities under the Securities Act or (y) a “no action” letter from the Securities and Exchange Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Securities and Exchange Commission that action be taken with respect thereto, whereupon the holder of such Securities shall be entitled to transfer such Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 under the Securities Act except in unusual circumstances.

4.2 Permitted Transfers. Notwithstanding the provisions of Section 4.1 above, no such registration statement, prior consent or opinion of counsel shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) in transactions involving the distribution without consideration by any Holder to (x) a parent, subsidiary or other affiliate of the Holder that is a corporation, (y) any of its partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of its partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Holder, or (iii) transfers in compliance with

Rule 144 under the Securities Act, as long as the Company is furnished with satisfactory evidence of compliance with such Rule; provided, in each case, that the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition. Each new certificate evidencing this Note and/or the Securities so transferred shall bear the appropriate restrictive legends, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for the Company, such legend is not required in order to establish or assist in compliance with any provisions of the Securities Act or any applicable state securities laws.

4.3 Titles and Subtitles. The titles and subtitles used in this Note are for convenience only and are not to be considered in construing or interpreting this Note.

4.4 Notices. All notices and other communications under this Note shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by advance written notice to the other parties.

4.5 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

4.6 Amendments and Waivers. This Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Required Holders. Any amendment or waiver effected in accordance with this Section 4.6 shall be binding upon the Holder of this Note (and of any securities into which this Note is convertible), and each future holder of all such securities and the Company.

4.7 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.8 Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.

[SIGNATURE PAGE FOLLOWS]

This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date:                             , 2010

ZOGENIX, INC., a Delaware corporation

By:
Name:	Ann D. Rhoads
Title:	Executive Vice President and Chief Financial Officer

Address:	12671 High Bluff Drive, Suite 200
San Diego, California 92130
Facsimile No.: (858) 259-1166

ACKNOWLEDGED AND AGREED:

[HOLDER]

By:

Name:

Title:

Address:

Facsimile No.: